Exhibit 5.1

                                January 31, 1997





The Board of Directors
Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR 97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the Registration Statement") under the Securities Act of 1933, as amended, covering up to 577,778 shares of Common Stock, without par value, of the Company (the "Shares"). The Shares may be issued pursuant to the Agreement of Reorganization and Merger dated as of January 24, 1997 (the "Agreement") among the Company, Dynamotion Merger Corp., Dynamotion/ATI Corp. and certain shareholders of Dynamotion/ATI Corp. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that:

     (i) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon;

     (ii) The Shares covered by the Registration Statement have been duly authorized; and

     (iii) The Shares, when issued in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, and when consideration for the Shares pursuant to the Agreement shall have been received by the Company, will be legally issued, fully paid and nonassessable.

The Board of Directors
Electro Scientific Industries, Inc.
January 31, 1997
Page 2


     We hereby consent to the use of our name in the Registration Statement and in the Proxy Statement/Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP